Exhibit 21.1

List of Subsidiaries of Visa Inc.

Subsidiary	Jurisdiction
Advanced Resolution Services, Inc.	Delaware
Debit Processing Services, Inc.	Delaware
Gerencia y Administracion, Sociedad Anonima	Guatemala
Inovant LLC	Delaware
Integrated Solutions Concepts, Inc.	Delaware
Interlink Network, Inc.	Delaware
New Stone Ventures LLC	Delaware
PLUS System, Inc.	Delaware
SET Secure Electronic Transaction LLC	Delaware
Servicios Visa International Ltda.	Chile
VCA Inovant Investments Inc.	Canada
Visa Canada Corporation	Nova Scotia
Visa CEMEA (UK) Limited	United Kingdom
Visa Consolidated Support Services (India) Private Limited	India
Visa Do Brasil Empreendimentos Ltda.	Brazil
Visa Holdings, Inc.	Delaware
Visa Information Systems (Shanghai)	China
Visa International (Asia Pacific), LLC	Delaware
Visa International (Asia Pacific) Korea Ltd.	Korea
Visa International Holdings LLC	Delaware
Visa International (Holland) B.V.	Netherlands
Visa International (Mexico) S.A. DE C.V.	Mexico
Visa International (Venezuela) S.A.	Venezuela
Visa International Service Association	Delaware
Visa Land Management, Inc.	Delaware
Visa Land Management II, Inc.	Delaware
Visa Land Management III, LLC	Delaware
Visa Land Management IV, LLC	Delaware
Visa Management Services Limited	United Kingdom
Visa Risk Limited	United Kingdom
Visa Resource Management Limited	Jersey
Visa Sub-Saharan Africa (Proprietary) Limited (fka Micawber 656 (Proprietary) Limited)	South Africa
Visa Support Services (Singapore) Pte Ltd.	Singapore
Visa U.S.A. Inc.	Delaware
Visa Worldwide (Cayman) Co.	Cayman Islands
Visa Worldwide (Japan) Co., Ltd.	Japan
Visa Worldwide LLC	Delaware
Visa Worldwide Pte. Ltd	Singapore
White Pike Financial Services International B.V.	Netherlands